As filed with the Securities and Exchange Commission on July 1, 2026

Registration No. 333-275799
Registration No. 333-235469
Registration No. 333-220940

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3D REGISTRATION STATEMENT NO. 333-275799
 FORM S-3D REGISTRATION STATEMENT NO. 333-235469

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3D REGISTRATION STATEMENT NO. 333-220940

UNDER THE SECURITIES ACT OF 1933

SILA REALTY TRUST, INC.
(Sunshine Holding REIT LLC, as successor by merger to Sila Realty Trust, Inc.)
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	46-1854011 (I.R.S. Employer Identification No.)

399 Park Avenue, 37th Floor
New York, New York 10022
212-419-3000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Sunshine Realty Holdings LLC
Attn: Michael Reiter
399 Park Avenue, 37th Floor
New York, New York 10022
212-419-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Philippa Bond, P.C.
Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, California 90067
(310) 552-4200

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (“Post-Effective Amendments”) filed by Sunshine Realty Holdings LLC (as successor by merger to Sila Realty Trust, Inc., a Maryland corporation (“Sila”)), a Delaware limited liability company (the “Company”), deregisters all securities that remain unsold under the registration statements on Form S-3D, File No. 333-275799, File No. 333-235469 and File No. 333-220940, filed by the Company with the U.S. Securities and Exchange Commission on November 30, 2023, December 12, 2019 and October 13, 2017, respectively (the “Registration Statements”).

On April 19, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Sila, Sunshine Ultimate Parent LLC, a Delaware limited liability company (“Parent”), and the Company (formerly known as Sunshine Holding REIT LLC). The Merger Agreement provides for, subject to the terms and conditions thereof, the merger of Sila with and into the Company with the Company surviving the merger (the “Surviving Entity” and such merger transaction, the “Merger”). In connection with the completion of the Merger and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the applicable registrants in the Registration Statements to remove from registration, by means of post-effective amendments, any and all securities that had been registered for issuance but remain unsold at the termination of the offerings, these Post-Effective Amendments remove from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 1, 2026.

Sunshine Realty Holdings LLC
(as successor by merger to Sila Realty Trust, Inc.)

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Chief Operating Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.